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                                   EXHIBIT 99
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                        Press Release dated July 3, 1998
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Date:     July 3, 1998

Contact:  Larry R. Goddard
          Investor Relations Department
          (402) 390-6553


FOR IMMEDIATE RELEASE
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     Omaha, Nebraska (July 3, 1998)--Commercial Federal Corporation ("Company")
(NYSE: CFB) held a special meeting of stockholders today in Omaha, Nebraska. During the special meeting, the stockholders approved a reorganization and merger agreement by and among the Company, First Colorado Bancorp, Inc. (First Colorado), Commercial Federal Bank, a wholly-owned subsidiary of the Company ("Bank"), and First Federal Bank of Colorado ("First Federal") pursuant to which First Colorado will be merged with and into the Company and subsequently First Federal will be merged with and into the Bank. The stockholder approval of this proposal also constituted the approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock by 20,000,000, the approximate number of shares to be issued in the merger.

     Stockholder's also approved the proposal for an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock from 70,000,000 to 120,000,000. In addition, the stockholders also approved an amendment to the Company's Stock Option and Incentive Plan to increase the number of shares issuable thereunder by 2,400,000 shares.

     Commercial Federal Bank operates 169 retail banking offices located in Iowa
(50), Kansas (37), Nebraska (34), Colorado (21), Oklahoma (19), Arizona (7), and Minnesota (1). In
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addition to retail banking, Commercial Federal operations include mortgage banking, consumer and business financing, insurance, trust and investment services.

     Commercial Federal has assets of approximately $8.9 billion and deposits of approximately $5.4 billion. Commercial Federal Corporation shares are traded on the New York Stock Exchange under the symbol "CFB."